EXHIBIT 5

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                               HART & TRINEN, LLP
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________           Email:  harttrinen@aol.com
Donald T. Trinen                                      Facsimile:  (303) 839-5414
                                 (303) 839-0061

                               September 27, 2011

Synergy Resources Corporation
20203 Highway 60
Platteville, CO 80651


     This letter will constitute an opinion upon the legality of the sale by Synergy Resources Corporation, a Colorado corporation (the "Company"), of shares of its common stock, preferred stock, convertible preferred stock, promissory notes, convertible notes and warrants having a maximum value of $75,000,000 all as referred to in the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission.

     We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion, the Company is authorized to issue the securities which are the subject of this registration statement and such securities, when issued, will be lawfully issued, fully paid and non-assessable.


                                  Very truly yours,

                                  HART & TRINEN, L.L.P.


                                  /s/ William T. Hart
                                  William T. Hart


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